EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(310) 606-8922
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2019

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

SANTA ROSA, Calif. (April 29, 2019) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $12.0 million, or $0.21 diluted earnings per common share (“EPS”), for the quarter ended March 31, 2019, compared to net income of $10.6 million, or $0.19 EPS, for the linked quarter and $11.1 million, or $0.20 EPS, for the same period last year. Pre-tax, pre-provision earnings for the quarter ended March 31, 2019 was $17.2 million, compared to $15.0 million for the linked quarter and $16.8 million for the same period last year.
Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the tables below.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm pleased to announce our financial results for the quarter ended March 31, 2019. During the quarter, we grew our assets to approximately $7.0 billion, with total loans and deposits increasing to $6.1 billion and $5.1 billion, respectively. In addition, net income increased to $12.0 million or $1.4 million above the linked quarter. This increase in earnings was primarily attributable to a $341 thousand increase in net interest income, as well as the absence of non-recurring expenses incurred during the previous period in connection with our CEO succession plan. Net interest margins were 1.86% and 1.88% during the quarters ended March 31, 2019 and December 31, 2018, respectively, as the decline in our margins moderated due to a slowing in the growth of our cost of funds, which increased by 11 basis points during the current quarter as compared to 15 basis points during the linked quarter. Our team continues to focus on improving our deposit structure as we concentrate our efforts and resources on developing deposit relationships with a lower funding cost. In addition, we remain one of the most efficient companies within our peer group, with an efficiency ratio of 49% for the quarter.”
Ms. Lagomarsino continued, “During the quarter, we repurchased 393,000 shares at an average price of $9.88 per share, and since the inception of our stock repurchase program, we've repurchased 566,300 of our shares at an average price of $9.49 per share, or a 9% discount to our book value. There is approximately $9.6 million remaining in the program.”

Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On April 29, 2019, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on May 20, 2019 to shareholders of record as of May 9, 2019.
Net Interest Income
Net interest income for the quarter ended March 31, 2019 totaled $32.1 million compared to $31.8 million for the previous quarter and $30.5 million for the same period last year. As compared to the linked quarter, net interest income was positively impacted by growth in the average balance and yield of our loan portfolio, which increased by $158.9 million and 8 basis points, respectively. These items were partially offset by an increase in the cost of deposits of 11 basis points and an increase in the average balance of FHLB advances of $167.2 million. The $1.6 million, or 5.3%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. During the quarter ended March 31, 2019, the average balance of loans increased by $1.0 billion and the yield increased by 35 basis points, compared to the same period last year. The improvement in net interest income was further enhanced by growth in the average balance and yield of our investment portfolio, which increased by $113.1 million and 57 basis points, respectively. This increase in net interest income during the current quarter compared to the same period last year was partially offset by growth in the average balance and costs of our deposits and FHLB advances. The average balance and cost of deposits increased $1.0 billion and 74 basis points, respectively, and the average balance and cost of FHLB advances increased $54.2 million and 64 basis points, respectively, compared to the same period last year. Net interest margin for the quarter ended March 31, 2019 was 1.86%, compared to 1.88% for the previous quarter and 2.11% for the same period last year. The decline in net interest margin from these previous periods primarily relates to our rising cost of funds which has generally outpaced the increases in yield on our interest earning assets. Our net interest spread in the first quarter of 2019 was 1.67%, declining by 2 basis points and 30 basis points, respectively, compared to the previous quarter and the same period last year.
Noninterest Income
Noninterest income for the quarter ended March 31, 2019 totaled $1.4 million, compared to $1.2 million for the previous quarter and $1.0 million for the same period last year. The increase of $134 thousand in noninterest income, or 10.8%, for the quarter ended March 31, 2019 compared to the linked quarter ended December 31, 2018, was primarily attributable to a $333 thousand gain on sale of loans during the current quarter, a $144 thousand increase in the fair value of equity securities and a $123 thousand increase in servicing fee income, net of mortgage servicing right amortization, partially offset by a special FHLB dividend of $484 thousand received during the prior quarter. The increase of $355 thousand in noninterest income, or 34.6%, for the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018, was primarily attributable to the $333 thousand gain on sale of loans during the current quarter.
Noninterest income primarily consists of FHLB stock dividends, mark to market adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the quarter ended March 31, 2019 totaled $16.2 million compared to $18.0 million for the previous quarter and $14.7 million for the same period last year. Compared to the linked quarter, noninterest expense decreased $1.7 million, or 9.5%, primarily due to expenses incurred in connection with the Company's CEO succession plan during the linked quarter, resulting in a decrease of $972 thousand and $339 thousand in compensation costs and consulting fees, respectively. Compared to the same period last year, noninterest expense increased $1.5 million, or 10.4%, during the quarter ended March 31, 2019 primarily attributable to an increase of $941 thousand in marketing expenses related to deposit gathering efforts, as well as an increase of $433 thousand in compensation costs due to a decline in the deferral of loan origination costs caused by slower loan originations during the current quarter as compared to the same period last year. As discussed below, loan growth moderated during the current quarter due to a modest slowing in demand for hybrid real estate loans, as well as an elevated level of single family residential loan prepayments.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet Summary
Total assets at March 31, 2019 were $7.0 billion, an increase of $54.8 million, or 0.8%, from December 31, 2018. The increase was primarily due to a $30.3 million, or 5.0%, increase in available for sale debt securities, a $13.6 million, or 0.2%, increase in loans held-for-investment and a $12.9 million, or 14.0%, increase in cash and cash equivalents. Absent loan sales of $52.9 million during the three months ended March 31, 2019, loan growth would have been $66.5 million. Total liabilities increased $47.7 million, or 0.7%, to $6.4 billion at March 31, 2019 from December 31, 2018. The increase in total liabilities was primarily attributable to growth in our deposits of $80.8 million, or 1.6%, partially offset by a decrease in FHLB advances of $33.5 million, or 2.9%, compared to December 31, 2018.
Loans
Total loans at March 31, 2019 were $6.1 billion, an increase of $13.6 million from December 31, 2018. The increase was primarily attributable to originations of multifamily and single family residential loans. Our loan portfolio generally consists of income property loans (IPL) and single family residential (SFR) mortgage loans, which represent 64.4% and 35.3%, respectively, of our total loan portfolio.
Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans. IPL loans totaled $4.0 billion at March 31, 2019 compared to $3.9 billion at December 31, 2018. The yield on the IPL portfolio was 4.10% during the quarter ended March 31, 2019, compared to 4.01% and 3.77% during the linked quarter and the same period last year, respectively. For the quarter ended March 31, 2019, IPL loan originations and the corresponding weighted average coupon totaled $207.3 million and 4.61%, respectively, compared to $268.2 million and 4.73%, respectively, for the linked quarter and $262.6 million and 4.33%, respectively, for the same period last year. The decreased level of originations during the current quarter was primarily due to a slowing in demand for IPL products. The decrease in yield compared to the linked quarter was due to a decline in longer term interest rates. The increase in yield compared to the same period last year was caused by a general rise in interest rates during the past 12 months. Prepayment speeds within the IPL loan portfolio were 7.0% for the quarter ended March 31, 2019, compared to 9.1% and 4.6% during the linked quarter and the same period last year, respectively.
Our SFR loan portfolio generally consists of hybrid loans. SFR loans totaled $2.2 billion and $2.3 billion at March 31, 2019 and December 31, 2018, respectively. The yield on the SFR portfolio was 3.70% during the quarter ended March 31, 2019, compared to 3.66% and 3.35% during the linked quarter and the same period last year, respectively. For the quarter ended March 31, 2019, SFR loan originations and the corresponding weighted average coupon totaled $104.2 million and 4.63%, respectively, compared to $198.4 million and 4.69%, respectively, for the linked quarter and $215.2 million and 4.29%, respectively, for the same period last year. The decreased originations during the current quarter was primarily due to a slowing in demand for hybrid SFR loans, as a result of an inversion in the yield curve. As discussed above, the decrease in yield compared to the linked quarter was due to a decline in longer term interest rates, while the increase in yield compared to the same period last year was caused by a general rise in interest rates during the past 12 months. Prepayment speeds within the SFR loan portfolio were 26.3% during the quarter ended March 31, 2019, compared to 26.4% and 21.3% during the linked quarter and the same period last year, respectively.
Asset Quality
Nonperforming loans totaled $1.5 million, or 0.02% of total loans, at March 31, 2019, compared to $2.2 million, or 0.04% of total loans, at December 31, 2018. There was no real estate owned at March 31, 2019 and December 31, 2018 and we have not foreclosed on any collateral since 2015. For the quarter ended March 31, 2019, loan loss provisions of $300 thousand were recorded compared to $150 thousand in the prior quarter and $1.5 million for the same period last year. The higher loan loss provisions during the current quarter compared to the linked quarter were primarily recorded to support the continued growth in our loan portfolio. The lower loan loss provisions recorded during the current quarter compared to the same period last year were primarily due to the sustained performance of our loan portfolio, improving credit quality and slower loan growth and corresponding loan originations as compared to the same period last year. Our allowance for loan losses to total loans was 0.56% at March 31, 2019, compared to 0.56% at December 31, 2018 and 0.60% at March 31, 2018.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $63.5 million at March 31, 2019 compared to $64.6 million at December 31, 2018, a decrease of $1.1 million or 1.6%. Prepaid expenses and other assets primarily consist of bank owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.

Deposits
Deposits totaled $5.1 billion at March 31, 2019, an increase of $80.8 million from December 31, 2018. Wholesale deposits increased $143.6 million while retail deposits decreased $62.9 million. During the quarter ended March 31, 2019, our noninterest bearing transaction accounts declined to $39.9 million from $66.0 million at December 31, 2018.  The decline in these deposits was primarily attributable to reduced cash balances held by 1031 exchange facilitators resulting from a general slowing in the real estate market during the period.  Our cost of deposits was 1.94% during the quarter ended March 31, 2019 compared to 1.83% during the linked quarter and 1.20% during the same period last year. The change in our cost of deposits was primarily related to cost increases in our time deposit portfolio, which have been impacted by rising interest rates and competitive pricing pressures. The cost of time deposits increased to 2.28% during the quarter ended March 31, 2019, compared to 1.44% for the same period last year.
Capital
Stockholders’ equity totaled $588.3 million, an increase of $7.2 million, or 1.2%, compared to December 31, 2018. Stockholders' equity represented 8.4% of total assets at both March 31, 2019 and December 31, 2018. Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required for bank regulatory capital purposes. At March 31, 2019, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.38%, 18.20%, 18.20% and 19.11%, respectively, for the Bank, and 9.32%, 14.79%, 16.34% and 17.26%, respectively, for the Company. At March 31, 2019, the Company’s tangible stockholders' equity ratio was 8.37%.
During the quarter ended March 31, 2019, the Company repurchased 393,000 shares in connection with its stock repurchase program at an average price of $9.88 per share and a total cost of $3.9 million.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.0 billion, total loans of $6.1 billion and total deposits of $5.1 billion as of March 31, 2019. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from nine branches in California, one branch in Washington and eight lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2018. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2019 (unaudited)	December 31, 2018
ASSETS
Cash and cash equivalents	$104,575	$91,697
Available for sale debt securities, at fair value	638,795	608,528
Held to maturity debt securities, at amortized cost	11,450	11,860
Equity securities, at fair value	11,582	11,438
Loans held-for-investment	6,144,268	6,130,630
Allowance for loan losses	(34,692)	(34,314)
Total loans held-for-investment, net	6,109,576	6,096,316
Federal Home Loan Bank stock	32,047	31,823
Premises and equipment, net	20,473	20,981
Prepaid expenses and other assets	63,518	64,569
Total assets	$6,992,016	$6,937,212

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,081,831	$5,001,040
Federal Home Loan Bank advances	1,109,625	1,143,132
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,324	94,293
Other liabilities	56,081	55,745
Total liabilities	6,403,718	6,356,067
Total stockholders' equity	588,298	581,145
Total liabilities and stockholders' equity	$6,992,016	$6,937,212

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended
(Dollars in thousands except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Interest and fee income:
Loans	$61,053	$58,285	$46,563
Investment securities	3,925	3,792	2,472
Cash and cash equivalents	400	614	246
Total interest income	65,378	62,691	49,281
Interest expense:
Deposits	24,288	22,970	11,932
FHLB advances	6,772	5,782	4,820
Junior subordinated deferrable interest debentures	651	611	487
Senior debt	1,575	1,577	1,577
Total interest expense	33,286	30,940	18,816
Net interest income before provision for loan losses	32,092	31,751	30,465
Provision for loan losses	300	150	1,500
Net interest income after provision for loan losses	31,792	31,601	28,965
Noninterest income	1,380	1,246	1,025
Noninterest expense	16,249	17,962	14,713
Income before provision for income taxes	16,923	14,885	15,277
Provision for income taxes	4,913	4,282	4,175
Net income	$12,010	$10,603	$11,102
Basic earnings per common share	$0.21	$0.19	$0.20
Diluted earnings per common share	$0.21	$0.19	$0.20

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
PERFORMANCE RATIOS
Return on average:
Assets	0.69%	0.62%	0.76%
Stockholders' equity	8.19%	7.34%	7.98%
Efficiency ratio (1)	48.55%	54.44%	46.72%
Noninterest expense to average assets	0.93%	1.05%	1.01%
Loan to deposit ratio	120.91%	122.59%	129.47%
Average stockholders' equity to average assets	8.42%	8.46%	9.52%
Dividend payout ratio	27.43%	31.13%	54.59%
YIELDS/RATES
Yield on loans	3.96%	3.88%	3.61%
Yield on investments	2.42%	2.39%	1.85%
Yield on interest earning assets	3.80%	3.71%	3.42%
Cost of interest bearing deposits	1.94%	1.83%	1.20%
Cost of borrowings	2.81%	2.86%	2.25%
Cost of interest bearing liabilities	2.13%	2.02%	1.45%
Net interest spread	1.67%	1.69%	1.97%
Net interest margin	1.86%	1.88%	2.11%
CAPITAL
Total equity to total assets	8.41%	8.38%	9.18%
Tangible stockholders' equity to tangible assets (1)	8.37%	8.33%	9.13%
Book value per share	$10.44	$10.31	$9.79
Tangible book value per share (1)	$10.38	$10.25	$9.73
ASSET QUALITY
Net recoveries	$78	$78	$168
Annualized net recoveries to average loans	0.01%	0.01%	0.01%
Nonperforming loans to total loans	0.02%	0.04%	0.13%
Nonperforming assets to total assets	0.02%	0.03%	0.12%
Allowance for loan losses to loans held-for-investment	0.56%	0.56%	0.60%
Allowance for loan losses to nonperforming loans	2303.59%	1585.67%	459.42%
LOAN COMPOSITION
Multifamily residential	$3,768,775	$3,671,069	$3,094,033
Single family residential	$2,171,670	$2,262,811	$2,069,950
Commercial real estate	$190,606	$184,039	$125,756
Construction and land	$13,117	$12,611	$36,570
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$39,927	$65,970	$28,843
Interest bearing transaction accounts	$216,580	$179,272	$196,767
Money market deposit accounts	$1,302,137	$1,458,365	$1,489,718
Time deposits	$3,523,187	$3,297,433	$2,398,698

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended
(Dollars in thousands except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$16,923	$14,885	$15,277
Plus: Provision for loan losses	300	150	1,500
Pre-tax, pre-provision net earnings	$17,223	$15,035	$16,777
Efficiency Ratio
Noninterest expense (numerator)	$16,249	$17,962	$14,713
Net interest income	32,092	31,751	30,465
Noninterest income	1,380	1,246	1,025
Operating revenue (denominator)	$33,472	$32,997	$31,490
Efficiency ratio	48.55%	54.44%	46.72%

(Dollars in thousands except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Tangible Book Value Per Share
Total assets	$6,992,016	$6,937,212	$6,033,888
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	6,988,719	6,933,915	6,030,591
Less: Total liabilities	(6,403,718)	(6,356,067)	(5,480,137)
Tangible stockholders' equity (numerator)	$585,001	$577,848	$550,454
Period end shares outstanding (denominator)	56,351,781	56,379,066	56,561,055
Tangible book value per share	$10.38	$10.25	$9.73
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$585,001	$577,848	$550,454
Tangible assets (denominator)	$6,988,719	$6,933,915	$6,030,591
Tangible stockholders' equity to tangible assets	8.37%	8.33%	9.13%